UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 22, 2013

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on May 7, 2013, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including the progress we’ve made on our strategic plan, and will entertain questions of general interest to shareholders.

Our Company is fortunate to be driven by a clear sense of purpose. Promoting the greater good of the nation and the communities we serve informs and energizes our work. It sets us apart, and we are proud of the dedication of a remarkable team of some 31,000 employees whose efforts are keeping Gannett an important part of the daily lives of millions of consumers. It also will help us to deliver value to our shareholders. We invite you to learn more about Gannett and the work we do by joining us on May 7 for our Annual Meeting of Shareholders.

Thank you for your continued support.

Cordially,

Marjorie Magner

Chairman of the Board

Gracia C. Martore

President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2013

To Our Shareholders:

The 2013 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on May 7, 2013 for the following purposes:

(1)	to consider and act upon a proposal to elect to the Company’s Board of Directors nine persons nominated by the Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year;

(3)	to consider and act upon, by a non-binding advisory vote, a resolution to approve the compensation of our named executive officers;

(4)	to consider a shareholder proposal regarding vesting of equity awards of senior executives upon a change of control; and

(5)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 8, 2013 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD IF YOU RECEIVED ONE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Senior Vice President

General Counsel and Secretary

McLean, Virginia

March 22, 2013

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 22, 2013.

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS	66

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS	68

OTHER MATTERS
Cost of Soliciting Proxies	69
Section 16(a) Beneficial Ownership Reporting Compliance	69
Incorporation by Reference	69

PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

May 7, 2013

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2013 Annual Meeting of Shareholders to be held on May 7, 2013 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of nine nominees named by the Board of Directors;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013;

Proposal 3—FOR a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement; and

Proposal 4—AGAINST the shareholder proposal described in Proposal 4.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 30, 2013. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 8, 2013 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 229,474,339 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you and will reduce the effect of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1, the non-binding advisory vote described in Proposal 3 and the shareholder proposal described in Proposal 4). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm, the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement and the shareholder proposal described in Proposal 4 each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other three proposals.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment Plan or 401(k) Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2014 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2014 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 22, 2013. A shareholder who wishes to present a proposal or nomination at the Company’s 2014 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 7, 2014 and no later than January 27, 2014.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2013 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2013 Annual Meeting, during normal business hours for a period of ten days before the 2013 Annual Meeting and during the 2013 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2012 Annual Report and this Proxy

Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2012 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2012 Annual Report?

A copy of our 2012 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2012 Annual Report over the Internet, at www.ematerials.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-697-9377, or by email at ep@ematerials.com. Please put “GCI Materials Request” in the subject line and include the 3-digit company number and 11-digit control number presented on the notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you may request email or paper copies of our 2012 Annual Report over the Internet, at www.proxyvote.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@proxyvote.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2012 Annual Report and 2012 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors, including the nine directors nominated for reelection and Arthur H. Harper, who is not standing for reelection at the 2013 Annual Meeting. The Board of Directors held eight meetings during 2012. Each director attended at least 87.5% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2012. All directors then serving on the Board attended the 2012 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2013 Annual Meeting will serve one-year terms. The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2013 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

BOARD LEADERSHIP STRUCTURE

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our shareholders. Marjorie Magner is the Company’s independent Chairman of the Board, a role in which she has served since October 2011. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance, enhances the Board’s independent oversight of the Company’s senior leadership team, and permits improved communications and relations between the Board, the CEO and other senior leaders of the Company.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•

serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board believes that evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership. In addition, the Company has implemented an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls and the Executive Compensation Committee reviews risks relating to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Executive Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and stockholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that all of our current directors other than Gracia C. Martore are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Ms. Martore) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held four executive sessions in 2012, and will meet in executive sessions as appropriate throughout 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since December 26, 2011, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees, including the reasons the Board believes each of them should be reelected to serve another term on the Board, are described below.

Nominees

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2013 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

John E. Cody

Mr. Cody, 66, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. He is also a director of the Tennessee Performing Arts Center. Mr. Cody has broad business, music broadcast and publishing industry experience and financial expertise from the various management roles he held with BMI, Hearst and Ericsson. He has been a Gannett director since 2011.

Howard D. Elias

Mr. Elias, 55, is President and Chief Operating Officer, Global Enterprise Services of EMC Corporation. Previously, he served as President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to December 2012, President, EMC Global Services and Resource Management Software Group, and Executive Vice President, EMC Corporation from September 2007 to September 2009 and as Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias has broad business experience and expertise in information technology issues as a result of the various positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital, AST Research and Tandy Corporation. He has been a Gannett director since 2008.

John Jeffry Louis

Mr. Louis, 50, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., and a Commissioner of the U.S./U.K. Fulbright Commission. Mr. Louis has broad business, financial and entrepreneurial expertise from his experience in the venture capital industry and having co-founded a number of companies. He has been a Gannett director since 2006.

Marjorie Magner

Ms. Magner, 63, was named the Chairman of Gannett in October 2011 and is the Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets that was founded in January 2007. She was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. Ms. Magner currently serves as a director of Accenture Ltd. and Ally Financial Inc. and served as a director of The Charles Schwab Corporation from 2006 to 2008. Ms. Magner has broad business experience and financial expertise from the various management roles she held with Citigroup. She has been a Gannett director since 2006.

Gracia C. Martore

Ms. Martore, 61, became President and Chief Executive Officer and a director of Gannett in October 2011. She served as President and Chief Operating Officer from February 2010 until October 2011. She was Executive Vice President and CFO of Gannett from 2006 to 2010, and served as Senior Vice President and CFO from 2003 to 2006. She has served the Company in various other executive capacities since 1985. Ms. Martore is also a director of FM Global and MeadWestvaco Corporation.

Scott K. McCune

Mr. McCune, 56, is Vice President, Global Partnerships and Experiential Marketing, at The Coca-Cola Company. He previously served as Vice President, Worldwide Sports, Worldwide Media and Integrated Marketing at The Coca-Cola Company from 1997 to 2012. Mr. McCune has broad business experience and expertise in consumer marketing strategies from the various management roles he has held with The Coca-Cola Company. He has been a Gannett director since 2008.

Duncan M. McFarland

Mr. McFarland, 69, was Chairman and CEO of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various other roles at Wellington Management Company from 1965 through 1994. He is a director of NYSE Euronext, Inc., and The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE. Mr. McFarland has broad business experience and financial expertise from the various management roles he held with Wellington Management Company. He has been a Gannett director since 2004.

Susan Ness

Ms. Ness, 64, is a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting women for syndication on radio and other platforms. She is a Senior Fellow at the Center for Transatlantic Relations at John Hopkins University’s School of Advanced International Studies (SAIS), and an affiliated expert of the Information Technology and Innovation Foundation (ITIF). She is Vice Chair of the J. William Fulbright Foreign Scholarship Board and a director of Vital Voices Global Partnership. Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008. Ms. Ness has broad communications, business and public policy experience and expertise from her service as an FCC commissioner and as principal executive at GreenStone Media, LLC and Susan Ness Strategies. She has been a Gannett director since 2011.

Neal Shapiro

Mr. Shapiro, 55, is President and CEO of WNET, the public television company which operates Thirteen/WNET and WLIW21, the largest and third largest public television stations in the country. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also is a member of the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), the board of Investigative News Network (INN), the Board of Trustees at Tufts University, and the alumni board of the Communications and Media Studies program at Tufts University. Mr. Shapiro has broad business experience and expertise in broadcasting, news reporting and First Amendment issues from the various management roles he has held with WNET and NBC. He has been a Gannett director since 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Executive Committee, Executive Compensation Committee, Nominating and Public Responsibility Committee, and Transformation Committee. The current members of each committee are as follows:

	Audit Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee	Transformation Committee

John E. Cody	Chair	x

Howard D. Elias			x		x

Arthur H. Harper			x	Chair

John Jeffry Louis	x				Chair

Marjorie Magner	x	Chair	x

Gracia C. Martore		x			x

Scott K. McCune				x	x

Duncan M. McFarland	x	x	Chair

Susan Ness				x

Neal Shapiro				x	x

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that John E. Cody and Duncan M. McFarland are audit committee financial experts, as that term is defined under the SEC rules. This Committee met ten times in 2012.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee did not meet in 2012.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s CEO and other senior executives, including members of the Gannett Leadership Team and other Company and divisional officers. The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained in the Company’s proxy statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met six times in 2012.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making equity grants to our senior executives. The Committee historically has delegated to the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Since November 2007, the Committee has retained independent consultant Pearl Meyer & Partners (PM&P) to advise on executive compensation matters. Under the terms of the Committee’s agreement with PM&P, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact PM&P without any interaction from Company management. The Committee has determined that PM&P is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

The PM&P consultant participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. In 2012, the PM&P consultant specifically provided the following services:

•	Participated in Committee executive sessions without management present to discuss CEO compensation and other relevant matters, including the appropriate relationship between pay and performance;

•	Provided advice to the Committee regarding the Company’s executive compensation program, including best practices and other matters as requested by or on behalf of the Committee; and

•	Reviewed the compensation discussion and analysis section of this Proxy Statement.

Since 2010, management has retained Meridian Compensation Partners, LLC (Meridian) as its executive compensation consultant to assist it in analyzing executive compensation practices and trends. During 2012 management also engaged Meridian to assist it in the design and administration of its long-term incentive program.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met two times in 2012.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. The Committee has retained a search firm to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2014 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 27, 2014. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The By-laws of the Company establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

TRANSFORMATION COMMITTEE

The Transformation Committee (until February 2012, this committee was known as the Digital Technology Committee) assists the Board of Directors in its oversight of the Company’s strategic plan. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s overall strategy and the operational plans and initiatives in support of that strategy. This Committee met five times in 2012.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Executive Compensation Committee, the Nominating and Public Responsibility Committee, and the Transformation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2011 and 2012, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2011	2012
Audit Fees(2)	$3,273,000	$3,592,000
Audited-Related Fees(3)	$145,000	$160,000
Tax Fees(4)	$501,000	$261,000
All Other Fees(5)	$0	$0

Total(1)	$3,919,000	$4,013,000

(1)	The total fees reflected above for 2011 and 2012 include amounts for CareerBuilder, LLC, in which the Company holds a 52.9% controlling interest. These fees total $440,000 and $588,000 for 2011 and 2012, respectively, and represent 100% of the amounts billed by E&Y related to services provided to CareerBuilder, LLC, although the Company’s actual share is 52.9% of the total CareerBuilder, LLC fees.

(2)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. Fees for CareerBuilder, LLC for audit services in 2011 and 2012 were $440,000 and $588,000, respectively.

(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audits of employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. All of these services were pre-approved by the Audit Committee as described below.

(5)	No services were rendered during either 2011 or 2012 that would cause E&Y to bill the Company amounts constituting “All Other Fees.”

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, John E. Cody. Mr. Cody may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2012 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 30, 2012. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2012 fiscal year, and the Board has approved that recommendation.

Audit Committee

John E. Cody, Chair

John Jeffry Louis

Marjorie Magner

Duncan M. McFarland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 29, 2013. E&Y also served as the Company’s independent registered public accounting firm for our 2012 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2013 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2013 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but in its discretion may choose to retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2012 fiscal year were: Gracia C. Martore (President and Chief Executive Officer); Victoria D. Harker (Chief Financial Officer); Robert J. Dickey (President/U.S. Community Publishing); David T. Lougee (President/Broadcasting); David A. Payne (Senior Vice President and Chief Digital Officer); Michael A. Hart (Vice President and Treasurer); and Paul N. Saleh (former Senior Vice President and Chief Financial Officer).

On May 14, 2012, the Company announced that Paul N. Saleh, previously the Company’s Senior Vice President and Chief Financial Officer, would be leaving the Company to pursue other opportunities, and the appointment of Michael A. Hart, the Company’s Vice President and Treasurer, to serve as interim principal financial officer. Mr. Hart served in that role until July 23, 2012, when Victoria D. Harker joined the Company in her current role as CFO.

As a result of this management transition, the Company’s compensation disclosure in this proxy statement includes seven “NEOs,” as opposed to the typical five (CEO, CFO and three highest paid other executive officers). Ms. Martore is included because she was the Company’s President and Chief Executive Officer for 2012; Messrs. Dickey, Lougee and Payne are included because they were among the highest paid executive officers serving at the end of 2012; and Ms. Harker and each of Messrs. Saleh and Hart are included because they each served as the Company’s principal financial officer during part of the year. When we discuss in this “Compensation Discussion and Analysis” our compensation objectives for our NEOs for 2012 and prospectively, we generally are addressing only those NEOs who are continuing to serve as executive officers: Ms. Martore and Ms. Harker, as our current CEO and CFO, respectively, and Messrs. Dickey, Lougee and Payne. See “Additional Information Regarding the Summary Compensation Table and Grants of Plan-Based Awards Table” for further information about the 2012 compensation paid to Messrs. Saleh and Hart.

Executive Summary

The Committee oversees the Company’s executive compensation program and is responsible for (i) approving and evaluating the Company’s executive compensation plans, principles and programs, (ii) administering the Company’s equity incentive plans and making equity grants to our senior executives, and (iii) reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

Pay for Performance - The Committee supports compensation policies that place a heavy emphasis on pay-for-performance, and has committed that for each year at least 50% of NEO annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets. Under a plan to implement this commitment that was developed and approved in 2011, in 2012 the Company began its practice of awarding grants of performance shares that may be earned based on how the Company’s total shareholder return (TSR) compares to the TSR of the Company’s TSR Peer Group (defined below) during a three-year measurement period.

Stock Options - In connection with the adoption of its performance share plan in 2011, the Company discontinued the use of annual stock option grants to senior executives. As a result, in 2012 long-term equity awards consisted of TSR performance shares and time-based restricted stock units.

Timing of Equity Grants - Prior to 2012, the Company’s practice had been to make equity grants in two parts with time-based restricted stock units typically granted in December and stock options typically granted in February. We changed this practice in October 2011 and made both TSR performance share and time-based restricted stock unit awards on January 1, 2012. As a result of the change, and because no TSR performance shares were granted during 2011, our 2011 equity grants (except for Mr. Payne, who was newly hired in 2011) consisted solely of stock options granted in February 2011, in amounts lower than our typical total annual equity grant levels. Accordingly, the equity component of our NEOs’ compensation was significantly higher in both 2012 and 2010 than it was in 2011, primarily as a result of this one time grant practice timing change.

Other highlights of the Company’s 2012 performance and its executive compensation program included:

•	We achieved our first year-over-year Company-wide revenue growth since 2006.

•

We strengthened and differentiated our U.S. Community Publishing platform through the launch of the all-access content subscription model, which drove circulation revenue increases for the first time since 2006.

•	Our Broadcasting segment had its best year in history and took market share, with most stations gaining position in their markets.

•	Total digital revenue across the Company increased 19% and grew to a record $1.3 billion, or almost 25% of the Company’s total revenue.

•	NEO bonuses for 2012 were higher, reflecting the Company’s strong financial performance noted above and meaningful progress toward the goals of the Company’s strategic plan.

•

Ms. Martore continued to take a voluntary reduction of her base salary in 2012 ($900,000, instead of the $950,000 approved by the Board) and, although the Committee approved an increase in base salary for Ms. Martore in 2013 (from $950,000 to $1 million), she continues to take a reduced base salary of $900,000 in 2013. Ms. Martore and Mr. Dickey also took an additional 2% salary reduction during 2012 as a result of the Company’s furlough and salary reduction program.

•	In February 2013, the Company adopted a recoupment policy to further enhance the Company’s pay for performance philosophy.

•	In February 2013, the Company adopted a hedging, short-selling and pledging policy.

Other pay practices of note include the following:

•

We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

•	Stock option grants (which were discontinued in 2011) made since 2005 include a clawback provision.

•	We do not pay dividends on unearned TSR performance shares.

•

Executives who became eligible for change-in-control severance after April 15, 2010 (Ms. Harker and Mr. Payne) will not receive severance if they voluntarily terminate their employment without good reason following a change in control of the Company, and those executives are not eligible for an excise tax gross-up.

•	We do not offer income tax gross-ups except in our relocation program.

•	We do not include long-term incentives in the definition of pay for purposes of calculating pension benefits.

At last year’s annual meeting of shareholders, our shareholders cast a substantial majority of their votes in favor of the Company’s Say on Pay proposal, indicating strong support for the Company’s executive compensation program in general as well as the long-term incentive program described in the Company’s 2012 proxy statement. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

The Company is committed to the interests of its shareholders. As part of this commitment, the Company actively engages with its shareholders throughout the year in order to fully understand their viewpoints concerning the Company and to garner feedback on what we can do better.

Overview of Executive Compensation Program

The Company has designed an executive compensation program that is currently comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective
Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual cash bonus based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	To reward performance in attaining individual and Company qualitative and quantitative performance goals.
Long-Term Incentives	Performance Shares

Long-term program through which participants are given an opportunity to earn a number of shares of Company common stock that will be determined and awarded based upon how the Company’s total shareholder return over a three-year performance period compares to total shareholder returns of the Company’s TSR Peer Group (as defined below) over the same period. Performance shares replaced annual stock option grants to senior executives.

To retain and motivate executives in a challenging business environment and to align their interests with those of shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment for a full four-year cliff vesting period.	To retain and motivate executives in a challenging business environment and to align their interests with those of shareholders.

Program	Component	Description	Objective
Benefits and Perquisites		Executives participate in employee benefit plans available to most Company employees, including medical, life insurance and disability plans, and receive certain other perquisites.

Employee benefit plans provide insurance protection for our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Post- Termination Pay	Gannett Supplemental Retirement Plan (SERP)

Retirement plan that allows certain executives to receive total retirement benefits in excess of those permitted under IRS limits. For most participants, SERP benefits were frozen in August 2008. Executives whose SERP benefits were not frozen accrue benefits at a rate that is one-third less than their pre-August 2008 accrual rate and do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

To provide for executive retirement benefits that cannot be provided under a tax-qualified retirement plan.
Gannett Deferred Compensation Plan (DCP)

Retirement plan that allows certain executives the opportunity to defer to future years all or part of their base salary and incentive bonus and, beginning in August 2008, to provide benefits in relation to pay comparable to those available to other Company employees.

To allow certain executives to save towards retirement by deferring their own compensation and, beginning in August 2008, to provide for benefits that cannot be provided under the tax-qualified Gannett 401(k) Savings Plan (401(k) Plan) due to applicable IRS limits.

Gannett Transitional Compensation Plan (TCP)

Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of a change in control (the right to receive change in control severance benefits upon an executive’s voluntary election to terminate employment without good reason and within a specified window period following a change in control is referred to as a “modified single trigger provision”).

To provide assurance that the Company will retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of our NEOs and certain key executives for at least one year after a change in control.

How the Committee Determines NEO Compensation

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from PM&P, and the Committee’s assessment of our NEOs and the Company’s performance. While the Committee takes management recommendations into account when determining NEO compensation, the Committee relies primarily on its collective judgment of the performance of the Company and our NEOs in light of the challenges confronting our core businesses and our progress toward achieving the Company’s strategic plan. The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described below.

Guiding Principles

In making its NEO compensation decisions, the Committee is guided by the following principles:

•

Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.” The Committee believes that bonuses should reflect individual and Company performance during the past year and therefore bonuses can vary significantly in amount from year to year. On the other hand, long-term equity awards are forward-looking; they are designed primarily to reward future service and performance rather than past performance. As such, equity award amounts (in value, not number of shares) may tend to vary less from year to year.

•

Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•

Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. As a key part of our alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. The required levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board, most recently in December 2012. Our senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their pay grade base salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired, except that shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008) as follows: a minimum guideline amount of five times for our CEO, four times for our CFO, three times for the other NEOs and two times for other key senior executives of the Company.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is generally in line with that paid to executives holding similar positions at peer and comparable companies.

Factors Considered by the Committee

The Committee uses key performance indicators (KPIs) as its principal evaluation tool for NEO compensation decisions. KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Quantitative KPIs include, where appropriate, revenue, operating income and digital goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, long-term shareholder return, and the execution of a strategic plan that positions the Company for the future.

The Committee also considers the financial performance of the Company using the following financial measures: total revenues, operating income, net income attributable to Gannett, income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, free cash flow per diluted share, after tax cash flow per share, operating income as a percentage of sales, dividends declared per share, dividend payout ratio, debt outstanding, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. In assessing these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and the Company’s financial results from prior years. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success.

In addition, the Committee evaluates the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

Comparative Market Data

To assist the Committee in making decisions affecting 2012 NEO compensation, management reviewed data from the Towers Watson Media Compensation Survey, the Towers Watson General Industry Executive Compensation Survey, and proxy data from Equilar, a widely used source of executive compensation information (“Comparative Market Data”). The Company compares its NEO salaries, bonuses and equity compensation to those of companies in the publishing and media sectors and other companies with comparable revenues and ratios of profits to revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies and to confirm that the elements of our compensation program—and the range of amounts we pay our executives for each element—are appropriate in the context of the broad market reference points provided by the Comparative Market Data. The Company does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

Base Salary

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which supported the conclusion that our NEOs’ base salaries were competitive with those paid by the comparator group.

Based on these factors and the Company’s strong 2012 financial performance, the highlights of which are set forth under “Annual Bonuses” below in this Compensation Discussion and Analysis, the Committee set 2013 NEO base salaries as follows:

Executive	2013 Base Salary
Ms. Martore	$900,000
Ms. Harker	$635,000
Mr. Dickey	$675,000
Mr. Lougee	$600,000
Mr. Payne	$550,000

Although the Committee approved an increase in base salary for Ms. Martore in 2013 from $950,000 to $1 million to reflect her performance in 2012 and her leadership in executing the Company’s strategic plan, Ms. Martore voluntarily reduced her 2013 base salary to $900,000, as she has since 2010. Ms. Martore and Mr. Dickey each also took an additional 2% salary reduction during 2012 as a result of the Company’s furlough and salary reduction program. Mr. Lougee’s base salary was reduced from $550,000 to $517,000 beginning in July 2009 and continuing through 2012 as a result of the Broadcast division’s salary reduction program. Each of our NEOs volunteered to forego base salary increases in 2012.

Annual Bonuses

Our NEOs participate in an annual bonus program, which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. The Committee believes that bonuses should primarily reflect individual and Company performance during the past year and therefore bonuses can vary significantly in amount from year to year.

The Committee considers bonus guidelines developed by our CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards. These guideline amounts are calculated by multiplying the NEO’s base salary (disregarding voluntary pay reductions) by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which indicated that the bonus guidelines we selected were generally in line with those disclosed by the comparator group.

Based on these factors, management recommended the following 2012 bonus guideline amounts for our NEOs:

Executive	Base Salary	Target Percentage Of Base Salary	Bonus Guideline Amount
Ms. Martore	$950,000	125%	$1,187,500
Ms. Harker	$625,000	100%	$625,000
Mr. Dickey	$625,000	100%	$625,000
Mr. Lougee	$517,000	75%	$387,750
Mr. Payne	$525,000	75%	$393,750

The Committee considered the following accomplishments by the Company and its management team in 2012 in reaching its NEO bonus decisions:

•	Operating Revenue: $5.4 billion, an increase of 2.2% from 2011, and the first year over year increase in the Company’s operating revenue since 2006.

•

Earnings per share (diluted): $2.33 (excluding the net unfavorable impact of $0.54 per share for non-cash facility consolidation/asset impairment charges, pension settlement charges, workforce restructuring costs and special tax benefits), up 9.4% from 2011.

•

Operating cash flow: $1.1 billion (representing operating income increased by depreciation, intangible asset amortization and non-cash facility consolidation and asset impairment charges included in operations), an increase of 4.8% from 2011.

•

The Company’s Publishing segment reported circulation revenue of $1.1 billion, up 5.0% from 2011, reflecting the roll out of its new all-access content subscription model in 78 of the Company’s local publishing markets. This was the Company’s first year-over-year circulation revenue increase since 2006.

•	The Company’s Broadcasting segment contributed $906 million to the Company’s operating revenue and $444 million to the Company’s net profit, each a record for the Broadcasting segment.

•	We grew Company-wide digital revenues to a record $1.3 billion, representing almost 25% of the Company’s total operating revenues for the year.

Based on the foregoing, the Committee awarded 2012 annual bonuses to our NEOs as follows:

Executive	Bonus
Ms. Martore	$1,600,000
Ms. Harker(1)	$200,000
Mr. Dickey	$650,000
Mr. Lougee	$575,000
Mr. Payne	$435,000

(1)	Ms. Harker’s bonus was prorated based on her July 2012 start date.

The Committee determined that these bonus amounts, which vary in some cases from management’s bonus guideline amounts, were appropriate given the Committee’s assessment of individual NEO performance against their KPIs, the strong financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan. NEO bonuses for 2012 were higher, reflecting increases in the Company’s revenues and profit, strong operating cash flow generation, continued debt reduction, and meaningful progress toward the goals of the Company’s strategic plan.

Long-Term Incentives

We use equity-based awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of our shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention.

RSUs

The Company grants RSUs to help retain our executives over the long term since they generally only vest based on continued employment with the Company over a full four-year cliff vesting period.

The four-year vesting period is longer than the three-year vesting period often used by companies for RSU grants. The Committee believes that imposing a longer cliff vesting period for RSUs more closely aligns the interests of our executives with those of our shareholders because the value of the grant increases and decreases in line with the Company’s stock price over a longer time period. Executives are generally entitled to receive a prorated portion of their RSUs upon retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service), disability or death, and the RSUs will vest fully upon a change in control of the Company.

Performance Shares

The Company administers a performance share plan (Performance Share Plan) based on total shareholder return. Under the Performance Share Plan, the Company may issue shares of Company common stock (Performance Shares) to senior executives following the completion of a three-year period beginning on the grant date (Incentive Period). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that an executive will receive will be determined based upon how the Company’s total shareholder return (TSR) compares to the TSRs of a peer group of media companies (TSR Peer Group) during the Incentive Period. By tying the payout of the performance shares to the Company’s TSR, the Committee is aligning executive compensation with shareholders’ interests.

For each grant of Performance Shares, the Company’s TSR will be ranked against the TSR of each company in its TSR Peer Group over the Incentive Period. The Committee selected these companies because they have print, digital and/or broadcasting operations and may face similar challenges in transforming their businesses. Our TSR Peer Group companies for the grants made on January 1, 2012, for the 2012-2014 Incentive Period, are as follows:

2012 – 2014 TSR Peer Group

A. H. Belo Corporation	Meredith Corporation
Belo Corp.	Monster Worldwide Inc.
Discovery Communications, Inc.	News Corporation
The E. W. Scripps Company	The New York Times Company
Journal Communications, Inc.	The Washington Post Company
The McClatchy Company	Yahoo! Inc.
Media General, Inc.

For purposes of this calculation, a company’s TSR equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the first day of the Incentive Period.

For purposes of calculating the number of Performance Shares that an executive may receive, the Company’s TSR will be compared to the TSR of each TSR Peer Group company and the number of TSR Peer Group companies whose TSR was exceeded by the Company’s TSR will determine the number of Performance Shares that the executive may receive.

Specifically, for each Incentive Period, the Committee will calculate the number of Performance Shares that may be paid to the executive by multiplying the executive’s target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the number of TSR Peer Group Companies whose performance is exceeded by the Company. The percentages for the 2012-2014 Incentive Period are set forth on the following table:

# of TSR Peer Group Companies the Company’s TSR Outperformed	Resulting Shares Earned (% of Target)
12 or 13	200%
11	187%
10	167%
9	148%
8	129%
7	110%
6	90%
5	71%
4	52%
3 or fewer	0%

The average applicable payout percentages at the end of each of the last four quarters in the Incentive Period will be used to calculate the number of Performance Shares that an executive earns. This mechanism has been adopted so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares will generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period.

After the end of the Incentive Period, each executive who is entitled to Performance Shares based on these calculations and the satisfaction of the applicable service and performance requirements will receive a share certificate (or an appropriate book-entry will be made) for the number of Performance Shares that the executive has earned, less withholding taxes. Dividends will not be paid or accrued on Performance Shares. Upon a change in control of the Company, Performance Shares will fully vest and an executive will be entitled to receive a number of Performance Shares based on the Company’s TSR relative to the TSR of each company in its TSR Peer Group on the date of the change in control, unless the change in control occurs during the first 6 months of an Incentive Period, in which case the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant.

The Performance Share Plan has additional rules that will affect calculations in the event of the bankruptcy or change in control of a TSR Peer Group company during the Incentive Period:

•

TSR Peer Group companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at a negative 100% TSR;

•	TSR Peer Group companies acquired during Year 1 of the Incentive Period will be excluded from all calculations; and

•

For TSR Peer Group companies acquired in Years 2 or 3, their TSR position will be fixed above or below the Company’s TSR using the average closing price of their stock during the 20 consecutive trading days ending on the trading day immediately preceding the announcement of the acquisition.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the 2012–2014 Incentive Period was $13.37, the closing price of a share of Company common stock on December 30, 2011 (the last trading day prior to January 1, 2012).

2012 TSR Performance

The Company’s total shareholder return of 41% in 2012 placed it third among its TSR Peer Group companies.

Long-Term Equity Awards under the 2012 Program

For the January 1, 2012 grants, the Committee considered the total long-term equity award target values developed by our CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards. These target values were calculated by multiplying the NEO’s base salary (disregarding pay reductions) by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with those disclosed by the comparator group.

Based on these factors, management recommended the following total long-term equity award target values for our NEOS:

Executive	2011 Base Salary	Long-Term Award Target Percentage	Total Long- Term Award Target Value
Ms. Martore	$950,000	300%	$2,850,000
Mr. Dickey	$625,000	200%	$1,250,000
Mr. Lougee	$550,000	150%	$825,000
Mr. Payne	$525,000	150%	$787,500

Using these recommendations as a guideline, the Committee approved 2012 total long-term award values for each of our NEOs in December 2011 as follows:

Executive	Total Long- Term Award Value
Ms. Martore	$3,000,000
Mr. Dickey	$1,250,000
Mr. Lougee	$875,000
Mr. Payne	$787,500

The Committee determined that these long-term equity award values, which vary in some cases from management’s total long-term award target value, were appropriate given the individual performance of each NEO against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan.

The Committee also considered management’s recommendations as to the appropriate allocation of the total target award value between Performance Shares and RSUs. The Committee and management believe that having our NEOs receive a higher proportion of their long-term award as Performance Shares (which are performance-based) rather than RSUs (which are time-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The Committee determined that 75% of Ms. Martore’s long-term award should be in Performance Shares, reflecting the importance of her leadership role in creating and overseeing the execution of the Company’s strategic plan, and set allocations for the other NEOs that provided for Performance Share awards up to 65% of the NEO’s overall long-term equity award.

On January 1, 2012, the first day of the Performance Share Incentive Period, the long-term equity award value for each NEO was translated into an award of Performance Shares based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of RSUs based upon the Company’s closing stock price on December 30, 2011, as follows:

Executive	RSUs	Target Performance Shares
Ms. Martore	56,096	159,348
Mr. Dickey	32,723	57,542
Mr. Lougee	22,906	40,280
Mr. Payne	20,615	36,252

In connection with Ms. Harker’s appointment as the Company’s chief financial officer, in June 2012 the Committee approved grants to Ms. Harker of performance shares and restricted stock units with a total long-term equity award value equal to $1.1 million. On July 23, 2012, the date Ms. Harker joined the Company, this long-term equity award value was translated into an award of 43,307 Performance Shares (target) based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of 27,383 RSUs based upon the Company’s closing stock price on such date.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 7 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to enable the Company to attract and retain the best management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs are generally the same as those offered to other senior executives. For additional information about these and other post-employment benefits, see the benefits discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan (TCP), which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and/or DCP on behalf of certain employees, including Ms. Harker, Mr. Lougee, Mr. Payne and Mr. Hart.

•

Certain employees, including Ms. Martore and Mr. Dickey, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s U.S.-based employees who were employed before benefits were frozen on August 1, 2008, at which time most participants, including each of the NEOs (other than Ms. Harker and Mr. Payne, who do not participate in the GRP, and Mr. Saleh, who did not participate in the GRP when he resigned from the Company in May 2012), ceased to earn additional benefits for compensation or service earned on or after that date. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions (except for Ms. Harker and Mr. Payne who do not participate in the GRP). However, as noted below, Ms. Martore’s and Mr. Dickey’s SERP benefits are calculated under the pre-1998 GRP provisions. Each of the NEOs (other than Ms. Harker and Mr. Payne who do not participate in the GRP) is fully vested in his or her GRP benefit as of December 30, 2012. Mr. Saleh, who resigned from the Company in May 2012, did not participate in the GRP.

Gannett Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Martore and Mr. Dickey, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. The SERP benefits for Mr. Lougee and Mr. Hart are calculated under the post-1997 GRP formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP. Ms. Harker and Mr. Payne do not participate in the SERP. Mr. Saleh, who resigned from the Company in May 2012, did not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Ms. Martore and Mr. Dickey. Ms. Martore and Mr. Dickey are currently eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. Mr. Lougee and Mr. Hart are the only NEOs affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, an NEO’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. As of December 30, 2012, Ms. Martore, Mr. Dickey and Mr. Hart are fully vested in their SERP benefits and Mr. Lougee is not vested in his SERP benefit.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Ms. Harker, Mr. Lougee, Mr. Payne and Mr. Hart receive matching contributions under the new formula, and the other NEOs receive matching contributions under the old formula. Prior to his resignation from the Company in May 2012, Mr. Saleh received matching contributions under the new formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, but none of the NEOs. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Company contributions are 100% vested for Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Hart and are 50% vested for Mr. Payne. Ms. Harker has not yet vested in her Company contributions. Mr. Saleh was 25% vested in his Company contributions under the 401(k) Plan at the time of his resignation from the Company.

Gannett Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Mr. Lougee, Mr. Payne, Mr. Hart and Mr. Saleh each has been credited with Company contributions to the DCP based on his respective 2012 compensation in excess of the Internal Revenue Code compensation limit. Mr. Lougee and Mr. Hart were immediately vested in their Company contributions and Mr. Payne was 25% vested in his Company contribution when they were made. As of the date of this Proxy Statement, Mr. Payne is 50% vested in his Company contribution. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Ms. Martore and Mr. Dickey, do not receive Company contributions under the DCP. Ms. Harker will be eligible to receive Company contributions under the DCP for 2013. Mr. Saleh was 25% vested in his DCP Company contributions at the time of his resignation from the Company.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. Mr. Saleh received the vested portion of his 2012 DCP Company contributions in the form of a lump sum in November 2012 following the six-month delay after his termination of employment required by Section 409A of the Internal Revenue Code and received the vested portion of his 2013 DCP Company contributions in the form of a lump sum in March 2013. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Gannett Transitional Compensation Plan (TCP)

The TCP provides severance pay for our NEOs and other key executives upon a change in control of the Company. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of the change in control.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and promotes the retention and continuity of our NEOs and certain key executives for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Other Compensation Policies

Change in Control Payments

In connection with a review of its executive compensation practices, on April 15, 2010, the Committee adopted a policy that (i) the Company will no longer include in new or materially amended agreements entered into by the Company with its executive officers (a) excise tax gross-ups with respect to payments contingent upon a change in control or (b) a modified single trigger for payments contingent upon a change in control, and (ii) any new participant in the Gannett Transitional Compensation Plan (TCP) on or after April 15, 2010, including Ms. Harker and Mr. Payne, will not be entitled to the benefit of the TCP’s excise tax gross-up or modified single trigger provisions. However, participants in the TCP and executive officers who entered into agreements with the Company prior to April 15, 2010, including Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Hart have been grandfathered into the prior practice and will continue to be entitled to the benefit of the excise tax gross-up and modified single trigger provisions in the TCP and such agreements.

Recoupment Policy

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the

NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

Hedging, Short-Selling and Pledging Policy

The Company has adopted a hedging, short-selling and pledging policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including Performance Shares and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. For example, in February 2012, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s operating cash flow for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2012, approximately $918,249 of the compensation paid to Ms. Martore and $49,777 of the compensation paid to Mr. Dickey was not deductible under Section 162(m).

TOTAL DIRECT COMPENSATION

While it is responsible for evaluating all of our Company’s compensation policies and practices, the Committee focuses its annual efforts on assessing the total direct compensation paid to our NEOs and ensuring that these amounts are appropriate in relation to our performance and the performance of each NEO in achieving or exceeding his or her KPIs.

As discussed in the Executive Summary beginning on page 17 of this Proxy Statement, in October 2011 the Committee approved a change to the Company’s equity grant practices. Prior to the change, the Committee’s decision-making cycle for equity grants started in December of the prior year, when RSU awards were made, and then concluded in February of the following year, when SO awards were made. In determining equity-based awards under the prior approach, the Committee viewed the December and February grants together, as part of a single program intended to retain and motivate executives and to align their interests with those of the Company’s shareholders. Beginning in December 2011, we discontinued the practice of making RSU grants in December and, beginning in January 2012, we began making both Performance Share grants (which replaced SO grants) and RSU grants in January. As a result of this grant timing change, our NEOs did not receive an RSU grant in December 2011 and, therefore, received only one equity grant in 2011 (SO grants in February 2011), instead of two.

The Supplemental Compensation Table below shows the total direct compensation of each of the continuing NEOs for each of the past three years. The Supplemental Compensation Table differs from the Summary Compensation Table which appears on page 37 in two key respects:

•

In the “Stock Awards” column of the Supplemental Compensation Table, the aggregate grant date fair value of RSU awards made in December 2009 is reported as if those awards had been made in February 2010, and the aggregate grant date fair value of the RSU awards made in December 2010 is reported as if those awards had been made in February 2011 (instead of reporting those RSU awards in the calendar year in which they were granted, which is the presentation required in the Summary Compensation Table); and

•

The Supplemental Compensation table excludes amounts relating to Change in Pension Value and Non-Qualified Deferred Compensation Earnings because these items are not factored into the Committee’s annual decisions on NEO compensation.

This Supplemental Compensation Table is not intended to be a substitute for the Summary Compensation Table. We believe, however, that investors will find it useful as it shows a more normalized comparison of each of the continuing NEOs’ total direct compensation over the past three years by eliminating the differences reported in the Summary Compensation Table that resulted from the change in equity grant practices and changes in pension value.

SUPPLEMENTAL COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Annual Incentive Plan ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gracia C. Martore (President and Chief Executive Officer)	2012	882,692	1,600,000	2,929,316	0	117,283	5,529,291
	2011	848,077	1,200,000	1,356,300	1,444,400	118,405	4,967,182
	2010	866,026	1,250,000	1,415,950	2,818,000	110,652	6,460,628

Victoria D. Harker (Chief Financial Officer)	2012	274,840	200,000	1,013,748	0	14,671	1,503,259

Robert J. Dickey (President/USCP)	2012	612,981	650,000	1,208,769	0	125,612	2,597,362
	2011	588,942	550,000	678,150	824,250	71,969	2,713,311
	2010	612,981	600,000	376,500	844,800	69,732	2,504,013

David T. Lougee (President/Broadcasting)	2012	517,020	575,000	846,146	0	131,030	2,069,196
	2011	517,020	440,000	527,450	541,650	149,046	2,175,166
	2010	517,020	450,000	276,100	563,200	100,707	1,907,027

David A. Payne (Senior	2012	525,000	435,000	761,526	0	123,543	1,845,069
Vice President and Chief Digital Officer)	2011	417,981	465,000	356,250	357,500	93,219	1,689,950

(1)	Ms. Martore voluntarily reduced her base salary from $950,000 to $900,000 beginning in 2010 and continuing through 2012. She also declined a salary increase in connection with her promotion to CEO in October 2011. The amounts reported in this column for 2012 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for each of Ms. Martore and Mr. Dickey. The amounts in this column for 2012 also reflect Ms. Harker’s July 2012 start date. The amounts reported in this column for 2011 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of three weeks salary (about 6%) for each of Ms. Martore and Mr. Dickey as well as Mr. Payne’s March 2011 start date. The amounts reported in this column for 2010 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for Ms. Martore and Mr. Dickey. Mr. Lougee’s base salary was reduced from $550,000 to $517,000 beginning in July 2009 and continuing through 2012 as a result of the Broadcast division’s salary reduction program.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Ms. Harker in 2012 reflects a prorated bonus based on her July 2012 start date. The amount reported in this column for Mr. Payne in 2011 includes a $125,000 hiring bonus in connection with his appointment as the Company’s Senior Vice President and Chief Digital Officer and a prorated bonus based on his March 2011 start date.

(3)	Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements. See footnote 4 to the Summary Compensation Table for additional information regarding the amounts in this column.

(4)	Amounts in this column represent the aggregate grant date fair value of SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements. See footnote 5 to the Summary Compensation Table for additional information regarding the amounts in this column.

(5)	See footnote 7 to the Summary Compensation Table for information regarding the amounts in this column.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2012 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Howard D. Elias

Arthur H. Harper

Marjorie Magner

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(1)
Gracia C. Martore (President and CEO)	2012	882,692	1,600,000	2,929,316	0	2,924,307	117,283	8,453,598
	2011	848,077	1,200,000	0	1,444,400	1,082,927	118,405	4,693,809
	2010	866,026	1,250,000	1,718,050	2,818,000	1,413,218	110,652	8,175,946

Victoria D. Harker (Chief Financial Officer)	2012	274,840	200,000	1,013,748	0	0	14,671	1,503,259

Robert J. Dickey (President/USCP)	2012	612,981	650,000	1,208,769	0	1,189,139	125,612	3,786,501
	2011	588,942	550,000	0	824,250	704,813	71,969	2,739,974
	2010	612,981	600,000	678,150	844,800	642,117	69,732	3,447,780

David T. Lougee (President/Broadcasting)	2012	517,020	575,000	846,146	0	5,075	131,030	2,074,271
	2011	517,020	440,000	0	541,650	3,423	149,046	1,651,139
	2010	517,020	450,000	527,450	563,200	6,719	100,707	2,165,096

David A. Payne	2012	525,000	435,000	761,526	0	0	123,543	1,845,069
(Senior Vice President and Chief Digital Officer)	2011	417,981	465,000	356,250	357,500	0	93,219	1,689,950

Michael A. Hart (Vice President and Treasurer)	2012	265,000	200,000	153,208	0	3,264	43,144	664,616

Paul N. Saleh (Former Senior Vice President and CFO)	2012	250,000	0	1,112,071	0	0	61,057	1,423,128
	2011	600,000	540,000	0	981,250	0	69,893	2,191,143
	2010	77,692	225,000	1,536,750	1,080,000	0	4,608	2,924,050

(1)	The 2012 total compensation amounts reported in this column for Ms. Martore and Mr. Dickey are significantly higher than the amounts reported for 2011. There are two main reasons for these increases:

(a) Pension. The amounts of pension value increases reported for 2012 were significantly higher than amounts reported in prior years. The magnitude of the 2012 increase was driven in part by a decrease in the annual discount rate (reflecting a year over year decrease in the yields of high quality, fixed income investments as of the end of the fiscal year) required to be used to calculate pension values for proxy reporting purposes (from 4.75% in 2011 to 3.8% in 2012). This decrease in discount rate between 2011 and 2012 accounts for $1.1 million of the increase in pension value reported for Ms. Martore and $600,000 of the increase in pension value reported for Mr. Dickey. See footnote 6 below for more detail.

(b) Timing of Equity Grants. Typically, our NEOs receive two equity grants per year, as they did in 2012 and 2010; however, as a result of a timing change with respect to the Company’s grant practice, our NEOs received one equity grant in 2011. As a result, the aggregate amounts of equity awards reported for each NEO were significantly higher in both 2010 and 2012 than they were in 2011. See the Executive Summary beginning on page 17 of this Proxy Statement for an explanation of the change in timing of our equity grants.

(2)

Ms. Martore voluntarily reduced her base salary from $950,000 to $900,000 beginning in 2010 and continuing through 2012. She also declined a salary increase in connection with her promotion to CEO in October 2011. The amounts reported in this column for 2012 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for each of Ms. Martore and Mr. Dickey. The amounts in this column for 2012 also reflect Mr. Saleh’s May 2012 resignation from the Company and Ms. Harker’s July

2012 start date. The amounts reported in this column for 2011 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of three weeks salary (about 6%) for each of Ms. Martore and Mr. Dickey as well as Mr. Payne’s March 2011 start date. The amounts reported in this column for 2010 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for Ms. Martore and Mr. Dickey. Mr. Lougee’s base salary was reduced from $550,000 to $517,000 beginning in July 2009 and continuing through 2012 as a result of the Broadcast division’s salary reduction program.

(3)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Ms. Harker in 2012 reflects a prorated bonus based on her July 2012 start date. The amount reported in this column for Mr. Hart in 2012 includes a $50,000 special bonus in connection with his service as the Company’s interim principal financial officer. The amount reported in this column for Mr. Payne in 2011 includes a $125,000 hiring bonus in connection with his appointment as the Company’s Senior Vice President and Chief Digital Officer and a prorated bonus based on his March 2011 start date.

(4)	Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements. These are not amounts paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The amounts reported in this column for 2011 reflect the fact that, unlike prior years, the Company did not make annual RSU awards to the NEOs (other than the one-time RSU grant made to Mr. Payne in connection with his hiring). Beginning in 2012, awards of RSUs and Performance Shares under the Company’s long-term equity program are made on January 1st of each year. The amounts reported in this column for Mr. Saleh will never be realized due to his resignation from the Company in May 2012, which resulted in his forfeiture of all unvested awards held by him at the time of his departure.

(5)	Amounts in this column represent the aggregate grant date fair value of SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements. These are not amounts paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The amounts reported in this column for 2012 reflect the fact that the Company discontinued issuing stock options to senior executives beginning in 2012.

(6)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2012 and 2011, the accounting discount rates for the GRP and the SERP reporting decreased, leading to an increase in the pension values. The amounts shown for Ms. Harker and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP. Prior to his resignation from the Company, Mr. Saleh did not participate in the GRP or the SERP.

(7)	Amounts for 2012 reported in this column include (i) annual life insurance premiums paid by the Company for Ms. Martore in the amount of $31,340, for Mr. Dickey in the amount of $40,572, and for Mr. Lougee in the amount of $31,266; (ii) matching contributions of $7,500 to the 401(k) accounts of Ms. Martore and Mr. Dickey and matching contributions of $5,208, $12,500, $12,500, $12,500 and $12,500 to the respective 401(k) accounts of Ms. Harker, Mr. Lougee, Mr. Payne, Mr. Hart and Mr. Saleh; (iii) Company contributions into the DCP accounts of Mr. Lougee, Mr. Payne, Mr. Hart and Mr. Saleh in the amounts of $35,351, $30,750, $9,000 and $27,000, respectively (for an explanation of these payments, see discussion of the Deferred Compensation Plan beginning on page 31); (iv) premiums paid by the Company for supplemental medical coverage for each NEO other than Ms. Harker and Mr. Payne; (v) other than for Ms. Harker, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) occasional personal use of Company aircraft; (vii) payments to Mr. Payne in the amount of $42,284 to reimburse him for travel costs following his hiring; (viii) legal and financial services; (ix) Gannett Foundation grants to eligible charities recommended by each NEO (other than Mr. Hart) of up to $15,000 annually (beginning in 2013, the Company will no longer provide this benefit to new senior executives); and (x) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold (#)	Target (#)	Maximum (#)
Ms. Martore	1/1/12	12/6/11	82,861	159,348	318,696		2,249,993
	1/1/12	12/6/11				56,096	679,323

Ms. Harker	7/24/12	6/14/12	22,520	43,307	86,614		714,999
	7/24/12	6/14/12				27,383	298,749

Mr. Dickey	1/1/12	12/6/11	29,922	57,542	115,084		812,493
	1/1/12	12/6/11				32,723	396,276

Mr. Lougee	1/1/12	12/6/11	20,946	40,280	80,560		568,754
	1/1/12	12/6/11				22,906	277,392

Mr. Payne	1/1/12	12/6/11	18,851	36,252	72,504		511,878
	1/1/12	12/6/11				20,615	249,648

Mr. Hart	1/1/12	12/6/11	3,241	6,232	12,464		87,996
	1/1/12	12/6/11				5,385	65,212

Mr. Saleh	1/1/12	12/6/11	27,528	52,939	105,878		747,499
	1/1/12	12/6/11				30,105	364,572

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	These share numbers represent the threshold, target and maximum Performance Share awards under the Performance Share Plan for the 2012-2014 Incentive Period. The threshold award is 52% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award.

(3)	The RSU grants reported in this column generally vest in full on the fourth anniversary of the grant date, at which time each NEO will receive an equivalent number of shares of Company stock, however, the RSU grant made to Ms. Harker on July 24, 2012 will vest in full on January 1, 2016, at which time Ms. Harker will receive an equivalent number of shares of Company stock. The RSUs granted to Ms. Harker were a one-time award related to her hiring.

(4)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares are based on the target amount payable if the performance conditions are met.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE

GRANTS OF PLAN-BASED AWARDS TABLE

Ms. Martore

In February 2007, the Company entered into an employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. Ms. Martore’s current base salary is $1 million; however, she has voluntarily reduced it to $900,000 since 2010. Ms. Martore declined a salary increase in connection with her promotion to President and CEO of the Company in October 2011. Her benefits under her employment agreement, the SERP, the TCP, the Performance Share Plan and certain other plans are calculated assuming that she did not voluntarily reduce her base salary. All SOs and RSUs granted to Ms. Martore will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or three years. Ms. Martore will not forfeit Performance Shares previously granted to her upon a termination of her employment. The number of Performance Shares that will be paid to Ms. Martore will be calculated in accordance with the terms of the Performance Share Plan, assuming that Ms. Martore was continuously employed by the Company through the last day of each of the applicable Performance Share Incentive Periods. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Martore’s post-employment benefits.

Ms. Harker

In June 2012, Ms. Harker was appointed the Company’s Chief Financial Officer and entered into a termination benefits agreement with the Company, effective July 23, 2012. In connection with her appointment, Ms. Harker was granted RSUs and Performance Shares with an aggregate grant date value of $1.1 million. Each of these grants was subject to the Company’s standard vesting schedule, except that these initial stock grants (but not future grants) will immediately vest in full if the Company terminates Ms. Harker’s employment without “good cause” as defined in her termination benefits agreement. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Harker’s post-employment benefits.

Mr. Payne

In March 2011, Mr. Payne was appointed the Company’s Senior Vice President and Chief Digital Officer and entered into a termination benefits agreement with the Company. In connection with his appointment, Mr. Payne received a hiring bonus of $125,000 and was granted SOs to purchase 50,000 shares of the Company’s common stock and 25,000 RSUs. Each of these grants was subject to the Company’s standard vesting schedule. See also the “Other Potential Post-Employment Payments” section for more information about Mr. Payne’s post-employment benefits.

Mr. Hart

Mr. Hart has served in various positions with the Company since 2000 and has been in his current position since January 2003. As a result of Mr. Hart’s extensive experience managing the Company’s treasury function, he was appointed to serve as the Company’s interim principal financial officer following Mr. Saleh’s resignation in May 2012. He served in that role until July 23, 2012, when Ms. Harker joined the Company in her current role as CFO. The Committee approved Mr. Hart’s base salary for 2012 primarily based upon a management recommendation that took into account factors substantially similar to the factors the Committee took into account when determining 2012 NEO base salaries, including the nature and responsibility of his position, his achievement of KPIs and internal pay equity among positions. Mr. Hart’s 2012 bonus award was based upon a target of 45% of his base salary (equating to a bonus guideline amount of $119,250). In approving such bonus, the Committee took into account factors substantially similar to the factors the Committee took into account when awarding 2012 NEO bonuses, including the Company’s strong 2012 financial performance. Mr. Hart also received a special 2012 bonus award that reflected additional responsibilities related to his service as interim principal financial officer. In December 2011, the Committee granted Mr. Hart a total long term equity award with a value equal to $160,000, which translated into an award of 6,232 Performance Shares (target) based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of 5,385 RSUs based upon the Company’s closing stock price on December 30, 2011. Mr. Hart participates in both the GRP and the SERP, as described elsewhere in this “Executive Compensation” section.

Mr. Saleh

Mr. Saleh resigned from the Company in May 2012, and was not awarded a cash bonus award for 2012, nor did he receive any severance or other post-termination pay from the Company upon his departure. In connection with Mr. Saleh’s resignation, he forfeited all of the unvested stock options, restricted stock and Performance Shares which had been granted to him, including the grants reflected on the Summary Compensation Table. Mr. Saleh did not participate in the GRP or the SERP during his time with the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)
Ms. Martore	60,000			87.33	12/12/2013
	51,000			60.29	12/9/2013
	35,000			55.99	12/9/2013
	63,000			61.26	2/27/2015
	62,000			31.75	2/26/2016
		50,000	(1)	3.75	2/24/2017
	75,000	25,000	(6)	15.08	12/11/2017
	150,000	150,000	(2)	15.00	2/23/2018
	46,000	138,000	(3)	16.23	2/22/2019
						84,000	(4)	1,479,240
						25,000	(4)	440,250
						90,000	(5)	1,584,900
						56,096	(8)	987,851	159,348	(11)	2,806,118

Ms. Harker						27,383	(8)	482,215	43,307	(11)	762,636

Mr. Dickey	13,000			87.33	12/12/2013
	33,000			60.29	12/09/2013
	20,000			61.26	2/27/2015
	18,000			29.98	12/7/2015
	20,000			31.75	2/26/2016
		30,000	(1)	3.75	2/24/2017
	60,000	60,000	(2)	15.00	2/23/2018
	26,250	78,750	(3)	16.23	2/22/2019
						30,000	(4)	528,300
						45,000	(5)	792,450
						32,723	(8)	576,252	57,542	(11)	1,013,315

Mr. Lougee	12,000			48.14	12/8/2014
	25,000			31.75	2/26/2016
		21,250	(1)	3.75	2/24/2017
	40,000	40,000	(2)	15.00	2/23/2018
	17,250	51,750	(3)	16.23	2/22/2019
						22,000	(4)	387,420
						35,000	(5)	616,350
						22,906	(8)	403,375	40,280	(11)	709,331

Mr. Payne	25,000	25,000	(7)	14.87	12/10/2018
						25,000	(5)	440,250
						20,615	(8)	363,030	36,252	(11)	638,398

Mr. Hart	11,000			87.33	12/12/2013
	7,200			60.29	12/9/2013
	6,000			59.96	12/8/2014
	3,600			35.84	12/7/2015
	10,000			7.53	12/12/2016
	8,250	2,750	(6)	13.16	12/11/2017
	7,500	7,500	(9)	15.69	12/10/2018
						3,700	(4)	65,157
						6,000	(5)	105,660
						5,385	(8)	94,830	6,232	(11)	109,746

(1)	The unvested portion of these SOs vested on February 25, 2013.

(2)	The unvested portion of these SOs will vest in two equal annual installments beginning February 24, 2013.

(3)	The unvested portion of these SOs will vest in three equal annual installments beginning February 23, 2013.

(4)	These RSUs will vest on December 11, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $17.61, the closing price of a share of Company stock on December 28, 2012. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)	These RSUs will vest on December 10, 2014. The value of these RSUs is based on the product of the number of RSUs multiplied by $17.61, the closing price of a share of Company stock on December 28, 2012. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	The unvested portion of these SOs will vest on December 11, 2013.

(7)	The unvested portion of these SOs will vest in two equal annual installments beginning December 10, 2013.

(8)	These RSUs will vest on December 31, 2015. The value of these RSUs is based on the product of the number of RSUs multiplied by $17.61, the closing price of a share of Company stock on December 28, 2012. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(9)	The unvested portion of these SOs will vest in two equal installments beginning December 10, 2013.

(10)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2012-2014 Incentive Period.

(11)	If the performance conditions are met, these Performance Shares will vest on January 1, 2015. The value of these Performance Shares is based on the product of the target number of Performance Shares granted multiplied by $17.61, the closing price of a share of Company stock on December 28, 2012. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gracia C. Martore	150,000	2,102,226	52,700	952,816
Victoria D. Harker
Robert J. Dickey	90,000	1,247,306	22,300	403,184
David T. Lougee	21,250	289,637	13,800	249,504
David A. Payne
Michael A. Hart			3,000	54,240
Paul N. Saleh	45,000	24,961

(1)	These RSUs vested in their entirety on December 12, 2012, the fourth anniversary of their December 12, 2008 grant date.

(2)	These amounts equal the product of the number of vested shares multiplied by the closing price of a share of Company stock on the vesting date.

PENSION BENEFITS

The table below shows the actuarial present value as of December 30, 2012 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Gannett Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an assumed retirement age of 65 for Ms. Martore and Mr. Dickey, an assumed retirement age 55 for Mr. Lougee and an immediate retirement for Mr. Hart under the SERP, and an immediate retirement for all NEOs who participate with respect to the GRP. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker and Mr. Payne do not, and Mr. Saleh did not, participate in the GRP or the SERP.

Name	Plan Name	Number of years credited service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ms. Martore	GRP	23.25	(1)	538,618	0
	SERP	27.67		9,797,458	0

Mr. Dickey	GRP	18.75	(1)	287,099	0
	SERP	23.17		3,616,081	0

Mr. Lougee	GRP	6.58		73,275	0
	SERP	6.58		68,144	0

Mr. Hart	GRP	7.67		119,955	0
	SERP	7.67		38,742	0

(1)	Ms. Martore and Mr. Dickey have fewer years of credited service under the GRP than under the SERP. As discussed in the description of the GRP beginning on page 29, participants in the GRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Ms. Martore and Mr. Dickey continue to accrue service credit under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not provide additional pension service credit to any executive for years not actually worked.

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate earnings in Last FY ($)(2)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Ms. Martore	0	0		70,342	41,937	2,515,568

Ms. Harker	0	0		0	0	0

Mr. Dickey	0	0		0	0	0

Mr. Lougee	0	35,351	(1)	21,861	0	194,475	(1)

Mr. Payne	0	30,750	(1)	0	0	30,750	(1)

Mr. Hart	0	9,000	(1)	20,929	17,486	71,710	(1)

Mr. Saleh(2)	0	27,000	(3)	6,535	7,009	27,000	(3)

(1)	The Company makes contributions to the DCP on behalf of Mr. Lougee, Mr. Payne and Mr. Hart in an amount equal to 5% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in these columns reflect the Company contributions made in February 2013 for services provided by Mr. Lougee, Mr. Payne and Mr. Hart in 2012.

(2)	Mr. Saleh was 25% vested in his DCP Company contributions at the time of his resignation from the Company in May 2012. As a result, Mr. Saleh forfeited $21,026 when he received the vested portion of his DCP Company contributions in the form of a lump sum in November 2012 following the six-month delay after his termination of employment required by Section 409A of the Internal Revenue Code.

(3)	This amount reflects the Company contribution made in February 2013 for services provided by Mr. Saleh in 2012. Mr. Saleh was 25% vested in his DCP Company contributions at the time of his resignation from the Company in May 2012. As a result, Mr. Saleh forfeited $20,485 when he received the vested portion of his 2012 DCP Company contribution in the form of a lump sum in March 2013.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 30, 2012. In presenting this disclosure, we describe amounts earned through December 30, 2012, taking into account, where applicable, bonuses paid in 2013 but earned as a result of 2012 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination, had it occurred on December 30, 2012. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

Mr. Saleh did not receive any post-employment benefits as a result of his resignation from the Company in May 2012 and is not included in the discussion below.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•

Pension.     The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP.

•

RSUs and SOs.     Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire or voluntarily terminate after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contract with Ms. Martore provides that, upon her termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract”), all SOs and RSUs granted to her would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or three years. Executives who voluntarily terminate before attaining age 55 and completing five years of service forfeit all unvested RSUs and SOs (except for terminations due to death or disability as discussed below).

•

Performance Shares.     Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company through the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s retirement or voluntary termination, Ms. Martore would be entitled to receive all of the Performance Shares she would have received had she continued employment with the Company through the end of each applicable Incentive Period. If an executive terminates employment prior to retirement and prior to the expiration of the Performance Shares’ Incentive Period, the executive will forfeit the executive’s right to the Performance Shares (except for terminations due to death or disability as discussed below).

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)	Mr. Payne ($)		Mr. Hart ($)
Pension	11,716,088		0	(3)	4,180,755	(4)	73,275	0	(3)	158,697
Stock Options	1,982,920		0		192,825	(5)	0	0		151,913	(5)
Restricted Stock Units	4,492,241		0		936,517		0	0		125,401
Performance Shares	2,806,118	(6)	0		337,772	(6)	0	0		36,582	(6)
TOTAL(1)(2)	20,997,367		0		5,647,869		73,275	0		472,593

(1)	In addition to the amounts reported in this table, our NEOs receive certain post-retirement benefits and perquisites. Ms. Martore owns a universal life insurance policy with a face amount equal to the sum of two times her base salary and last bonus (in each case, at the time of underwriting) plus $200,000, with annual increases based upon Ms. Martore’s level of compensation for a given year (which increases are capped at 10% per year) up to the maximum benefit approved at the time of underwriting. The face amount of Ms. Martore’s policy will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time Ms. Martore reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of this premium ranges from $10,000-$50,000 per year but is subject to variance pursuant to customary insurance underwriting procedures. The NEOs receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) other than Mr. Hart, legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) other than Ms. Harker, the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) other than Ms. Harker and Mr. Payne, supplemental medical insurance coverage for the executive and his or her family; and (iv) other than Mr. Hart, generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 30, 2012, Ms. Harker, Mr. Lougee and Mr. Payne have not satisfied the age and service requirements to receive these benefits, and Ms. Martore and Mr. Dickey have the right to receive these benefits. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. The Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

(2)	NEOs (other than Ms. Martore, who participates in a similar program, and Mr. Hart, who does not participate in the program) may participate in the Company’s Key Executive Life Insurance Program (KELIP). Mr. Dickey and Mr. Lougee participate in the KELIP. Ms. Harker and Mr. Payne have not begun the underwriting process. Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the executives, which premiums are expected to range between approximately $10,000—$50,000 per participant in 2013. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. As of December 30, 2012, Ms. Harker, Mr. Lougee and Mr. Payne have not satisfied the age and service requirements to receive this benefit and Mr. Dickey has the right to receive these benefits.

(3)	The amounts shown for Ms. Harker and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(4)	The amount shown for Mr. Dickey reflects the fact that he became fully vested in his SERP benefit when he turned 55 during 2012.

(5)	The amounts shown for Mr. Dickey and Mr. Hart represent the aggregate value of vested SOs held by each of them as of the last day of our 2012 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of his retirement or voluntary termination.

(6)	The amounts shown for Ms. Martore, Mr. Dickey and Mr. Hart represent the value of Performance Shares assuming payout at 100% of the target amount. The actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The executive’s vested benefit under the GRP would be payable to an eligible spouse at the date of death. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, the vesting of SOs does not accelerate upon death but rather SOs continue to vest and remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Performance Shares.    In the event of an executive’s death, the executive’s estate generally would receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company though the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s death, Ms. Martore’s estate would receive all of the Performance Shares she would have received had she continued employment with the Company through the end of each applicable Incentive Period.

•

Life insurance.    Death benefits are payable under individual policies maintained by the Company and owned by Ms. Martore, Mr. Dickey and Mr. Lougee in the amounts shown in the table below. Ms. Harker and Mr. Payne will continue to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus) until the completion of underwriting by the Company’s insurance carrier. Mr. Hart participates in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus).

Potential Payment Obligation Upon Death

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Payne ($)		Mr. Hart ($)
Pension	11,716,088		0	(4)	4,180,755		73,275		0	(4)	158,697
Stock Options	1,982,920	(1)	0		192,825	(5)	128,205	(5)	68,500	(5)	151,913	(5)
Restricted Stock Units	4,492,241	(1)	120,558		936,517		699,575		310,887		125,401
Performance Shares(6)	2,806,118		254,212		337,772		236,444		212,799		36,582
Life Insurance	3,632,299		625,000		3,826,598		3,062,792		865,000		280,000
Additional Death Benefit	5,100,000	(2)	—		—		—		—		—
TOTAL(3)	29,729,666		999,770		9,474,467		4,200,291		1,457,186		752,593

(1)	Pursuant to her employment contract, upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to her employment contract, upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) her base salary as of the date of death (but no less than the minimum contractually provided base salary for Ms. Martore, and ignoring any voluntary reduction of her salary) and (b) the greater of (i) her most recent annual bonus as of the date of death, or (ii) the average of her three most recent annual bonuses as of the date of death.

(3)	In addition to the amounts reported in this table, the Company would continue to provide supplemental medical insurance coverage for the executive’s eligible dependents in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $10,000 for each of the NEOs.

(4)	The amounts shown for Ms. Harker and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(5)	The amounts shown for Mr. Dickey, Mr. Lougee, Mr. Payne and Mr. Hart represent the aggregate value of vested SOs held by each of them as of the last day of our 2012 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of his death.

(6)	The amounts shown in this row represent the value of Performance Shares assuming payout at 100% of the target amount. The actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period.

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. The GRP benefit and the SERP benefit for each of Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Hart would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, the vesting of SOs does not accelerate upon disability but rather SOs continue to vest and remain exercisable for the lesser of the remaining term or three years.

•

Performance Shares.    In the event of an executive’s termination due to a disability, the executive generally would receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company through the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s termination due to a disability, Ms. Martore would receive all of the Performance Shares Ms. Martore would have received had she continued employment with the Company through the end of each applicable Incentive Period.

•

Disability Benefits.    Ms. Martore is entitled to disability benefits under her employment contract in the event that the Company terminates her due to a disability that the Company’s Board of Directors determines has incapacitated her or can reasonably be expected to incapacitate her from performing her duties for six months, but does not qualify her to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of her termination. Under such circumstances, Ms. Martore is entitled to a disability benefit equal to the benefit she would have been entitled to receive under the Company’s disability plans applicable to all employees if she had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit Ms. Martore becomes eligible to receive under the Company’s disability plans applicable to all employees. In the event that Ms. Harker, Mr. Dickey, Mr. Lougee, Mr. Payne or Mr. Hart become disabled they would be entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits. For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

Potential Payment Obligation Upon Disability

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Payne ($)		Mr. Hart ($)
Pension	11,716,088		0	(5)	4,180,755		73,275		0	(5)	158,697
Stock Options	1,982,920	(1)	0		192,825	(6)	128,205	(6)	68,500	(6)	151,913	(6)
Restricted Stock Units	4,492,241	(1)	120,558		936,517		699,575		310,887		125,401
Performance Shares(8)	2,806,118	(1)	254,212		337,772		236,444		212,799		36,582
Disability Benefits(2)	3,502,102		0	(7)	4,403,714		6,055,495		2,497,591		453,214
Additional Disability Benefits	5,100,000	(3)	—		—		—		—		—
TOTAL(4)	29,599,469		374,770		10,051,583		7,192,994		3,089,777		925,807

(1)	Pursuant to her employment contract, SOs and RSUs granted to Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	In the event of a disability, each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 30, 2012, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(3)	Pursuant to her employment contract, upon a termination of employment as a result of disability, Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) her base salary as of the date of termination (but no less than the minimum contractually provided for base salary for Ms. Martore, and ignoring any voluntary base salary reductions) and (b) the greater of (i) her most recent annual bonus as of the date of termination, or (ii) the average of her three most recent annual bonuses as of the date of termination.

(4)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(5)	The amounts shown for Ms. Harker and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(6)	The amounts shown for Mr. Dickey, Mr. Lougee, Mr. Payne and Mr. Hart represent the aggregate value of vested SOs held by each of them as of the last day of our 2012 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of his disability.

(7)	The amount shown for Ms. Harker reflects the fact that as of December 30, 2012 she was not eligible to participate in the Company’s disability plans applicable to all employees. Ms. Harker commenced participation in the plans on January 1, 2013, when she satisfied the waiting period requirement.

(8)	The amounts shown in this row represent the value of Performance Shares assuming payout at 100% of the target amount. The actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period.

Change in Control

The Company has a Transitional Compensation Plan (TCP) to assure the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the TCP provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason” or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily. Ms. Harker and Mr. Payne first participated in the TCP on or after April 15, 2010.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 30, 2012, the severance periods for Ms. Martore, Ms. Harker, Mr. Dickey, Mr. Lougee, Mr. Payne and Mr. Hart are 36, 24, 36, 24, 24 and 36 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•

Pension.    In addition to their vested GRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary (in the case of Ms. Martore, disregarding any voluntary base salary reductions) and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. The SERP benefits of Mr. Lougee and Mr. Hart were subject to the service and pay freeze as of August 1, 2008. Mr. Lougee is not currently vested in his SERP benefit, but Mr. Hart is. The TCP would provide Mr. Lougee with immediate vesting in the benefit upon the termination of his employment. It would also provide Mr. Lougee and Mr. Hart with cost-of-living increases on the SERP benefit through the end of their severance period. Ms. Harker and Mr. Payne do not participate in the GRP or the SERP.

•

Payments.    Upon a TCP participant’s termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination and, in the case of Ms. Martore, disregarding any voluntary base salary reductions), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Ms. Harker and Mr. Payne, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. However, the change of control benefits for such executives will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•

Retiree Medical and Life Insurance Credit.    For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the TCP, all SOs and RSUs immediately vest upon a change in control, and a NEO will be entitled to receive a number of Performance Shares within 30 days after the change of control based on the Company’s relative Total Shareholder Return compared to its TSR Peer Group on the date of the change in control, unless the change in control occurs in the first 6 months of an Incentive Period, in which case the NEO will receive the target number of Performance Shares set forth in the NEO’s award agreement. Our NEOs also would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control.

Potential Payment Obligation Upon Change in Control

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Payne ($)		Mr. Hart ($)
Pension(1)	17,745,638		0	(4)	6,182,394		145,471		0	(4)	161,311
Stock Options	1,982,920		0		873,900		598,545		137,000		178,550
Restricted Stock Units	4,492,241		482,215		1,897,002		1,407,145		803,280		265,647
Performance Shares(6)	5,247,441		1,426,129		1,894,899		1,326,449		1,193,804		205,225
Severance	7,650,000		1,650,000		3,825,000		2,184,040		1,920,000		1,395,000
Excise Tax Gross-up	9,315,836	(2)	0	(5)	3,702,744	(2)	1,557,318	(2)	0	(5)	716,353	(2)
TOTAL(3)	46,434,076		3,558,344		18,375,939		7,218,968		4,054,084		2,922,086

(1)	These amounts reflect the full benefits payable in the event of a change in control, including the additional pension credit to which the executive is entitled under the TCP.

(2)	These excise tax gross-up amounts were not reduced to take into account reasonable compensation (including for Performance Shares) and no value was attributed to the covenant-not-to-compete obligations that restrict Ms. Martore for two years after she ceases employment with the Company. In the event that change in control payments are due under the applicable agreements, the Company would perform valuations to determine the appropriate reductions for reasonable compensation and for covenant-not-to-compete obligations.

(3)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Ms. Martore—$155,287, Ms. Harker—$18,085, Mr. Dickey—$181,488, Mr. Lougee—$103,996, Mr. Payne—$2,524, and Mr. Hart—68,299. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 46. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	The amounts shown for Ms. Harker and Mr. Payne reflect the fact that they do not participate in the GRP or the SERP.

(5)	Ms. Harker and Mr. Payne are not entitled to receive an excise tax gross-up under the TCP. In the event that Ms. Harker or Mr. Payne is subject to the excise tax under Code Section 4999, their change in control benefits will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put him or her in a better after-tax position. The full amount of Ms. Harker’s and Mr. Payne’s severance is reflected in the Table.

(6)	The amounts shown in this row represent the value of Performance Shares assuming payout at 187% of the target amount, which reflects the Company’s TSR relative to its TSR Peer Group Companies as of December 30, 2012. The actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the time of any change in control of the Company.

Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract and to Ms. Harker and Mr. Payne under their Termination Benefits Agreements.

The Company may terminate the employment of Ms. Martore, Ms. Harker or Mr. Payne for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in Ms. Martore’s employment contract or Ms. Harker’s or Mr. Payne’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Ms. Martore’s employment contract or Ms. Harker’s or Mr. Payne’s termination benefits agreement, which he or she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section, and, in the case of Ms. Martore, her SOs, RSUs and Performance Shares.

Ms. Martore, Ms. Harker and Mr. Payne each may terminate his or her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Ms. Martore’s employment contract or Ms. Harker’s or Mr. Payne’s termination benefits agreement; or

(3) the Company materially breaches the applicable agreement with the executive. In addition, Ms. Martore may also terminate her employment for “good reason” if the Company changes the principal geographic location of the performance of Ms. Martore’s duties away from the Washington, D.C. metropolitan area. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•

Severance, SOs, RSUs and Performance Shares.    Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to her estate, and her SOs, RSUs and Performance Shares would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to Ms. Harker’s termination benefits agreement, Ms. Harker would be entitled to a cash severance payment in an amount equal to the sum of (a) her annual base salary in effect on the date of termination, and (b) her most recent annual bonus as of the date of termination. Pursuant to Mr. Payne’s termination benefits agreement, Mr. Payne would be entitled to a cash severance payment in an amount equal to the sum of (x) his base salary in effect on the termination date and (y) the greater of (i) his most recent annual bonus as of the termination date, or (ii) the average of his three most recent annual bonuses as of the termination date.

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 17-56 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2012, strongly align the interests of our NEOs with those of our shareholders and also permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 37 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors recommends a vote “FOR” adoption of the following resolution:

“RESOLVED, that the shareholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

At least once every six years, we are required by the Dodd-Frank Act to provide shareholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. At our 2011 annual meeting, our shareholders voted in favor of holding such advisory votes on an annual basis. Accordingly, at that time, the Board determined that the Company’s policy will be to include an advisory vote on executive compensation in the Company’s annual meeting proxy materials every year until the next required frequency vote is held.

PROPOSAL 4— SHAREHOLDER PROPOSAL REGARDING VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE OF CONTROL

The International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, a beneficial owner of 180 shares of common stock of the Company, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

PROPOSAL

“RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Executive Compensation Committee (“the Committee”) may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.”

“For purposes of this Policy, “equity award” means an award granted under any equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.”

SUPPORTING STATEMENT

“Gannett Co., Inc. (“the Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change in control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.”

“According to last year’s proxy statement, a change in control at the end of the 2011 fiscal year could have accelerated the vesting of $11 million worth of equity awards to the Company’s five executive officers, with Ms. Martore, the CEO, entitled to $5.3 million out of a total personal severance package of $33.6 million.”

“In this regard, we note that Gannett uses a “modified single trigger” mechanism to determine eligibility for accelerated vesting for employees participating in the Company’s plan before April 15, 2010: (1) there must be a change in control, which can occur as defined in the plan of agreement, and (2) an executive terminates employment voluntarily within a 30-day window beginning on the first anniversary of the change in control. (Note: A “double trigger” mechanism applies for employees participating in the plan after April 15, 2010.)”

“We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.”

“We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.”

“Other major corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as, providing pro rata awards or simply forfeiting unearned awards.”

“We urge you to vote FOR this proposal.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Proposal would create potential conflicts of interest by disrupting the alignment of the interests of the Company’s management with the interests of the Company’s shareholders.

The Executive Compensation Committee has designed its executive compensation programs to place a heavy emphasis on pay for performance and align the interests of the Company’s senior executives with those of its shareholders, with the ultimate objective of driving shareholder return. One of the essential purposes of providing senior executives with equity-based awards is to align their interests with those of the Company’s shareholders. As described elsewhere in this proxy statement, a significant percentage of each senior executive’s compensation opportunity is provided in the form of an equity-based award that will vest over time and that will have value only if vesting occurs. Equity-based awards include RSUs, which vest four years after grant, and Performance Shares, which vest upon the Company achieving certain performance goals over a three-year period. These equity-based awards work together to further align the executive’s interests with those of our shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention of the leadership talent that is critical to our success.

The proposal, if implemented, would deny our senior executives the benefit of the full value of their equity-based awards upon a change in control and therefore would conflict with the objectives of the Company’s executive compensation program. At any particular time, the Company’s executives hold significant unvested equity awards representing a considerable portion of the compensation they will receive if they remain with the Company through the specified vesting dates and, in the case of Performance Shares, if the performance goals are met. The proposal would eliminate the Company’s ability to provide reasonable assurance to senior executives that they will realize the expected value of their equity-based awards if the Company experiences a change in control. Putting senior executives’ compensation at risk if the Company were to experience a change in control could create a conflict of interest if the Company were pursuing a merger or similar transaction that the Board of Directors believes is in the best interests of shareholders. Accelerating the vesting of equity awards upon a change in control eliminates this potential misalignment of the interests of executives and the Company’s shareholders by ensuring that executives, who are implementing strategic actions in the best interest of the shareholders, are not at the same time penalized with a loss of their equity-based incentive compensation.

The Proposal could put the Company at a competitive disadvantage in attracting and retaining senior executives.

The proposal, if implemented, could disadvantage the Company in competing for executive talent. Unless the prohibition on accelerated vesting of equity awards advocated by the proposal is implemented by every company with which the Company competes for executive talent, the proposal could adversely affect the Company’s ability to attract and retain highly qualified executive leadership personnel, thus jeopardizing the Company’s performance, its ability to execute on its strategic plan and its ability to create and deliver maximum value to shareholders.

The proposal also could make it more difficult for the Company to retain senior executives during a potential change in control, which could make it difficult for the potential transaction to advance in a manner that would serve the best interests of the Company’s shareholders. Moreover, the risk of job loss, coupled with the potential loss of significant equity-based awards, in connection with a change in control may present an unnecessary distraction for senior executives. The prospect of a change in control could, for example, lead senior executives whose positions might be eliminated after consummation of the transaction to begin seeking new employment. The search for new employment while the Board is negotiating a change in control transaction, or during the critical post-closing integration period, could be distracting to management and the Board and create a potential conflict with the Company’s goal of protecting its shareholders’ interests and maximizing shareholder value. Retaining senior executives while a change in control transaction is pending can be particularly important, since the loss of senior executives could adversely affect the Company’s business or operations if the transaction is not completed. Accelerated vesting provisions therefore help provide stability, ensure continuity of executive leadership and keep executive leadership’s objective input available to the Board during a potential change in control transaction.

Allowing executives to retain the full value of their equity-based awards helps foster the retention value of such awards by incentivizing executives to remain with the Company through consummation of a merger or similar change in control transaction. Acceleration of vesting therefore helps incentivize leadership to maximize shareholder value, further aligning the interests of management with the Company’s shareholders.

The Proposal would unduly restrict the ability of the Executive Compensation Committee to structure executive compensation.

The Board believes that the Executive Compensation Committee, which is comprised of four independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s shareholders. To do that, the Executive Compensation Committee must have the flexibility to structure effective and competitive executive compensation programs. The proposal’s restrictions on the Committee’s ability to permit executives to realize the full value of their equity-based awards upon a change in control could, as discussed above, hinder the Company’s ability to attract and retain executive talent. The Board believes that the Executive Compensation Committee must be given latitude to develop an executive compensation program that is competitive and that is designed to foster achievement of the strategic, operational and financial goals of the Company. A rigid policy such as the one advocated by the proposal would limit the Committee’s ability to design effective and competitive compensation programs and therefore would place the Company at a competitive disadvantage in recruiting, retaining and motivating executive officers.

We note that the Performance Shares and RSUs issued to senior management and other employees of the Company are awarded under the Company’s Amended and Restated 2001 Omnibus Incentive Plan. The Amended and Restated 2001 Omnibus Incentive Plan provides for full vesting of all outstanding equity awards upon a change in control of the Company, and was approved by the Company’s shareholders at the May 2010 annual meeting of shareholders by over 80% of the votes cast.

In light of the foregoing, your Board believes this shareholder proposal is not in the best interests of the Company or its shareholders and unanimously recommends that shareholders vote AGAINST this proposal.

DIRECTOR COMPENSATION

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For the 2012-2013 director compensation period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•

an additional annual retainer fee of $15,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $75,000 to the independent Chairman of the Board;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 2,000 restricted shares or 8,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer fees in cash, directors may elect to receive these fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in each case based on the closing market value of the Company’s stock on the grant date. Retainer fees are paid quarterly during the compensation year, in the case of cash. Retainer fees paid in the form of restricted shares vest at a rate of 1/36th of the shares per month and are held by the Company for the benefit of the director until the director leaves the Board. Retainer fees paid in the form of SOs vest at a rate of 1/4th of the shares on each anniversary of the grant date and, once vested, are exercisable until the eight year anniversary of the grant date.

In lieu of receiving their meeting fees in cash, directors may elect to receive these fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in each case based on the closing market value of the Company’s stock on the grant date. Meeting fees paid in the form of cash are payable on the last day of the compensation year. Meeting fees paid in the form of shares of Company common stock are fully vested upon grant and those shares are held by the Company for the benefit of the director until the director leaves the Board. Meeting fees paid as SOs fully vest upon grant and are exercisable for eight years after the grant date.

Long-term awards are made on the first day of the compensation year for directors. Long-term awards in the form of restricted shares vest at a rate of 1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of 1/4th of the shares on each anniversary of the grant date and, once vested, are exercisable until the eight year anniversary of the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date.

If a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws, all of the director’s restricted shares shall fully vest upon such retirement, and SOs held by a director who has served at least three years shall fully vest upon such retirement. Restricted shares and SOs also automatically vest upon a change of control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted shares and unvested SOs are forfeited, except that, if the director leaves after having completed (i) at least three full years of service on the Board, the director’s SOs will vest for one additional year and the director will have that extra year to exercise any vested SOs, (ii) at least six full years of service on the Board, the director’s SOs will vest for two additional years of added vesting and exercise time, and (iii) nine or more full years of service on the Board, the director’s SOs will vest for three additional years and exercise time. All unvested options will continue to vest during such post-termination exercise period in accordance with the option’s original vesting schedule.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

The Executive Compensation Committee periodically reviews and makes recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Committee may consider appropriate. After considering input from the Committee’s independent consultant, including prevailing trends in director compensation, the Committee and the Board determined that (1) eliminating stock options as an element of director compensation would be consistent with the discontinuance of stock options for senior executives, (2) compensating directors on the basis of meeting attendance does not appropriately reflect the investment of time made by directors between Board meetings, and (3) the amount of the annual retainer and long-term equity award should be adjusted appropriately to reflect the elimination of meeting fees.

Therefore, commencing with the 2013-2014 compensation year for directors - which begins at the May 7, 2013 Annual Meeting - the Company’s director compensation program will be modified such that (1) stock options will no longer be an element of director compensation, (2) meeting fees will be eliminated, (3) directors will receive an annual retainer fee of $87,500 and an annual long-term equity award with a grant date value equal to $87,500, and (4) the additional annual retainer fee of the independent Chairman of the Board will be increased from $75,000 to $100,000. The additional annual retainer fees for committee chairs will remain unchanged.

The Company’s Principles of Corporate Governance require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 1,000 shares of Company stock upon joining the Board of Directors, and to increase their ownership to at least 10,000 shares within five years after joining the Board. In connection with the director compensation changes described above, this five year ownership requirement will increase to 20,000 shares beginning at the May 7, 2013 Annual Meeting. Each director meets or exceeds the applicable share ownership requirement.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 30, 2012. Ms. Martore received no separate compensation for her service as a director and therefore is not included in the following table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John E. Cody(3)	60,000	27,820	115,724	5,000	208,544
Howard D. Elias(3)	35,000	49,506	86,080	10,000	180,586
Arthur H. Harper(3)	0	123,521	0	0	123,521
John Jeffry Louis	0	0	395,807	10,000	405,807
Marjorie Magner(3)	59,333	159,826	0	10,000	229,159
Scott K. McCune	82,000	27,820	0	0	109,820
Duncan M. McFarland(3)	78,000	27,820	0	10,000	115,820
Susan Ness	80,000	27,820	0	1,000	108,820
Neal Shapiro	45,000	0	205,204	10,000	260,204

(1)	Amounts shown in these columns reflect the compensation paid to each director based upon the form in which the director elected to receive his or her retainer fees, meeting fees and long-term awards. Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of RSU and SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 11 to the Company’s 2012 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Elias, Mr. Harper and Ms. Magner each deferred all payments they received in the form of restricted stock. Mr. McFarland deferred all payments he received in the form of cash and restricted stock. Mr. Cody deferred 50% of all payments he received in the form of cash and all payments he received in the form of restricted stock.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
John E. Cody	1,443/2,557	11,623/0
Howard D. Elias	24,878/1,780	9,750/19,250
Arthur H. Harper	51,098/4,930	25,714/5,250
John Jeffry Louis	0/0	99,234/28,740
Marjorie Magner	15,392/7,580	0/0
Scott K. McCune	1,443/2,557	4,000/5,250
Duncan M. McFarland	40,260/2,557	9,000/4,000
Susan Ness	388/1,612	0/0
Neal Shapiro	15,952/0	26,907/18,000

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2012 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)		(c)
Equity compensation plans approved by shareholders(1)(2)	15,880,516	$43.4979	(3)	35,457,923
Equity compensation plans not approved by shareholders(2)	109,465
Total	15,989,981			35,457,923

(1)	The equity compensation plan approved by the Company’s shareholders is the 2001 Omnibus Incentive Compensation Plan, as amended and restated on May 4, 2010 (the “Omnibus Plan”). The number in column (a) includes 11,344,018 shares subject to outstanding SOs and 4,536,498 shares subject to outstanding unvested restricted stock unit grants.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 170,845 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the Omnibus Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the Omnibus Plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL

SHAREHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2012, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
The Vanguard Group, Inc.(2)	15,953,643	6.9%
Gracia C. Martore	749,612	*
Victoria D. Harker	951	*
Robert J. Dickey	296,920	*
David T. Lougee	164,014	*
David A. Payne	27,476	*
Michael A. Hart	65,473	*
Paul N. Saleh(3)	0	*
John E. Cody	12,623	*
Howard D. Elias	27,000	*
Arthur H. Harper	39,118	*
John Jeffry Louis	387,428	*
Marjorie Magner	24,332	*
Scott K. McCune	18,000	*
Duncan M. McFarland	102,800	*
Susan Ness	3,000	*
Neal Shapiro	35,157	*
All directors and executive officers as a group (24 persons including those named above)	2,645,336	1.1%

*	Less than one percent.

(1)	Except for Mr. Saleh, who resigned from the Company in May 2012, and as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 7, 2013: Ms. Martore-713,000; Mr. Dickey-276,500; Mr. Lougee-152,750; Mr. Payne-25,000; Mr. Hart-53,550; Mr. Cody-11,623; Mr. Elias-17,000; Mr. Harper-28,964; Mr. Louis-115,974; Mr. McCune-7,250; Mr. McFarland-11,000; Mr. Shapiro-32,907; and all directors and executive officers as a group-2,065,967. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Ms. Martore, Ms. Harker, Kevin E. Lord (Senior Vice President/Chief Human Resources Officer) and Todd A. Mayman (Senior Vice President, General Counsel and Secretary).

(2)	Based upon information as of December 31, 2012, contained in a Schedule 13G/A filed with the SEC on February 12, 2013 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 330,862 shares, sole dispositive power over 15,633,281 shares and shared dispositive power over 320,362 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Mr. Saleh resigned from the Company in May 2012.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Gracia C. Martore	President and CEO, Director	759,114
Victoria D. Harker	Chief Financial Officer	951
Robert J. Dickey	President/USCP	296,920
David T. Lougee	President/Broadcasting	164,014
David A. Payne	Senior Vice President and CDO	29,026
Michael A. Hart	Vice President and Treasurer	69,526
Paul N. Saleh	Former Senior Vice President and CFO	1,528
John E. Cody	Director	16,830
Howard D. Elias	Director	56,103
Arthur H. Harper	Director	100,190
John Jeffry Louis	Director	387,428
Marjorie Magner	Director	36,234
Scott K. McCune	Director	18,000
Duncan M. McFarland	Director	150,692
Susan Ness	Director	3,000
Neal Shapiro	Director	51,846
All directors and executive officers as a group (24 persons including those named above)		2,845,093

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Ms. Martore-9,502; Mr. Payne-1,550; Mr. Hart-4,053; Mr. Saleh-1,528; Mr. Cody-4,207; Mr. Elias-29,103; Mr. Harper-61,072; Ms. Magner-11,902; Mr. McFarland-47,892; Mr. Shapiro-16,689; and all directors and executive officers as a group-199,757. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a), except for one Form 4 for William Behan, which was filed late due to inadvertent administrative error.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 22, 2013

GANNETT CO., INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 7, 2013

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Gannett Co., Inc. 7950 Jones Branch Drive McLean, VA 22107	proxy

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders – May 7, 2013

The undersigned hereby appoints Gracia C. Martore and Todd A. Mayman, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 7, 2013 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described below. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and a vote AGAINST Proposal 4. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Voting Instructions For Gannett Co., Inc.’s

2013 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 8, 2013 may vote their shares for matters to be covered at the Company’s 2013 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone – 1-800-560-1965

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 6, 2013. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet – http://www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 6, 2013. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 6, 2013.

If you are a current or former employee of Gannett Co., Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on May 2, 2013 to allow time for the 401(k) plan administrator to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on May 2, 2013, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

Shareowner Services P.O. Box 64945

St. Paul, MN 55164-0945 COMPANY #

Address Change Mark box, sign, and indicate changes below:

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS: Nominees are:

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

1a. John E. Cody 1f. Scott K. McCune 1b. Howard D. Elias 1g. Duncan M. McFarland

Please fold here – Do not separate

1c. John Jeffry Louis 1h. Susan Ness 1d. Marjorie Magner 1i. Neal Shapiro 1e. Gracia C. Martore

2. PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm for the 2013 For Against Abstain fiscal year.

3. NON-BINDING ADVISORY VOTE TO APPROVE the compensation of the

For Against Abstain Company’s named executive officers.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

4. SHAREHOLDER PROPOSAL regarding vesting of equity awards of senior

For Against Abstain executives upon a change of control.

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Date

Signature(s) in Box

Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.